EX-99.a.1.i

CERTIFICATE OF AMENDMENT
OF
AGREEMENT AND DECLARATION OF TRUST
OF
DELAWARE GROUP TAX FREE FUND

The undersigned Trustees of Delaware Group Tax Free Fund, a Delaware statutory trust (the “Trust”), constituting a majority of the Board of Trustees of the Trust (the “Trustees”), do hereby  certify:

FIRST. That pursuant to the authority granted to the Trustees in Article VII, Section 5 of the Agreement and Declaration of Trust of the Trust (the “Declaration of Trust”), Article VII, Section 2 of the Declaration of Trust is hereby amended by deleting the second sentence of Section 2(a) in its entirety and replacing it with the following sentence:

The Trust, out of Trust Property, shall indemnify and hold harmless each officer and Trustee of the Trust from and against claims and demands arising out of or related to such officer’s or Trustee’s performance of his or her duties as an officer or Trustee of the Trust, subject to the provisions set forth in Article VI of the By-Laws.

SECOND. That the above amendment to Article VII, Section 2 of the Declaration of Trust is effective as of November 15, 2006.

IN WITNESS WHEREOF, the undersigned Trustees of Delaware Group Tax Free Fund, certify as to the above as of the 15th day of November, 2006.

/s/ Patrick P. Coyne Patrick P. Coyne Trustee	/s/ Ann R. Leven Ann R. Leven Trustee
/s/ Thomas L. Bennett Thomas L. Bennett Trustee	/s/ Thomas F. Madison Thomas F. Madison Trustee
/s/ John A. Fry John A. Fry Trustee	/s/ Janet L. Yeomans Janet L. Yeomans Trustee
/s/ Anthony D. Knerr Anthony D. Knerr Trustee	/s/ J. Richard Zecher J. Richard Zecher Trustee
/s/ Lucinda S. Landreth Lucinda S. Landreth Trustee